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                                                                    EXHIBIT 99.1

     National Media Shareholders Approve Transaction With Investor Group Led
                              By Stephen C. Lehman

                     Lehman Outlines Vision for the Company

     PHILADELPHIA, Oct. 23/PRNewswire/ -- National Media Corporation (NYSE:
NM) today announced stockholder approval of a transaction resulting in acquisition of operational control of the Company by Stephen C. Lehman and his management team; and a substantial equity investment in National Media by Mr. Lehman's investor group. Mr. Lehman, who has been serving as Acting Chief Executive Officer since the signing of a definitive agreement on August 11, 1998 and who will now serve as Chairman of the Board and Chief Executive Officer, addressed the Company's stockholders after the meeting and outlined his vision for the Company.

     The Company's shareholders approved the sale to the investor group of $20 million of newly issued shares of Series E Convertible Preferred Stock by the Company. The new investment is in addition to the group's prior purchase of $10 million of issued and outstanding Series D Convertible Preferred Stock which was consummated during August 1990.

     In his address to stockholders. Mr. Lehman articulated his vision for expanding National Media into a broadbased and vertically-integrated electronic commerce company which efficiently leverages its global television, Internet, and radio infrastructure. "This Company is uniquely well-positioned to become a leader in the fast-growing E-Commerce/Internet marketplace," Mr. Lehman said. "We have an incredible opportunity through our $100 million in annual television media; our millions of customer contacts; our international infrastructure; and our ability to deliver live, taped, and on demand programming over the Internet. We are a leader in electronic direct marketing and we will use this creativity and expertise to drive consumers to our sites and make their visits rewarding."

     As examples of National Media's electronic commerce strategy, Mr. Lehman identified the Company's recent launch of its Everything4Less membership shopping club which features brand name products at guaranteed low prices; and its alliance with broadcast.com which will provide complete Internet broadcasting services for National Media Corporation's direct response programming. The broadcast.com alliance will create the first 24-hour per day live and on-demand streaming video shopping channels on the Internet as well as a link from broadcast.com's Web site which currently receives over 460,000 average unique visitors each day. National Media's programming will soon be available on-demand at its Web site hosted by www.broadcast.com.

     Mr. Lehman outlined four areas where the Company was focusing its efforts: "First, we need to grow top-line revenues by improving and expanding our basic


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infomercial business. National Media's President Jack Kirby has that initiative off to an excellent start. Second, we will reduce expenses. Eric Weiss, our Chief Operating Officer, and Dan Yukelson, our Chief Financial Officer, are making this their very highest priority. Third, we will focus on extending the life of our infomercials and reducing the cyclical nature of our business by building our continuity program where our customers order products on a continuing basis throughout the year. Jack Kirby is responsible for this direction. Fourth is the Internet and our electronic commerce initiative. I believe this is such a crucial and potentially rewarding area that I have made this my personal number one goal."

     The investor group, consisting primarily of companies and executives in the television, electronic commerce, and radio industries, includes in part:

     -- Jacor Communications, Inc. (Nasdaq: JCOR), including, personally, Randy Michaels, Chief Executive Officer of Jacor and Bobby Lawrence, President of Jacor. Jacor owns, operates, or represents 219 radio stations and, through its subsidiary Premiere Radio Networks, syndicates some of the nation's leading radio talk shows including the Rush Limbaugh Show and The Dr. Laura Schlessinger Show.

     --Mark Cuban, President of Broadcast.com (Nasdaq: BCST). Broadcast.com is the leading aggregator and broadcaster of streaming media programming on the Internet. Its programming includes more then 355 radio stations and networks and 21 television stations and cable networks that it broadcasts over the Internet 24 hours a day. The Broadcast.com website currently receives an average of 460,000 unique visitors per day.

     -- R. Steven Hicks, Chief Executive Officer of Capstar Broadcasting Corporation ("NYSE: CRB). With over 300 radio stations, Capstar is the largest owner and operator of radio station in the nation. Capstar recently announced its agreement to merge with Chancellor Media Corporation (Nasdaq: AMFM) which will create the largest broadcasting entity in the nation with over 463 radio stations in 105 markets.

     --Geoff Armstrong, Chief Operating Officer of Capstar Broadcasting Corporation. Mr. Armstrong previously served as Executive Vice President and Director of SFX Entertainment (Nasdaq: SFXE)

     --David E. Salzman. A chief executive in the television industry for over 25 years, Mr. Salzman has served as Chairman of Group W Productions, head of network and syndicated television for Lorimar Telepictures, and Co-CEO of Quincy Jones * David Salzman Entertainment. He is the award-winning producer of such shows as the Academy Awards, President Clinton's First Inauguration, The Fresh Prince of BelAir. and Mad-TV.


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     --Andrew W. Schuon, Executive Vice President and General Manager of
     Warner Bros. Records and former Executive Vice President of Programming for MTV.

     The new Board of Directors will consist of: Mr. Lehman; Mr. Schuon; Mr. Salzman; Eric R. Weiss, who will also serve as Vice-Chairman and Chief Operating Officer of the Company; John W. Kirby, President of the Company; Stuart O. Buchalter, and Robert Crawford. Mr. Weiss, an experienced media executive, has been serving as a consultant to the Company pending shareholder approval of the transaction. Mr. Kirby has been President of the Company since March 1998 and has served as Chairman, Chief Executive Officer, and President of Quantum Television (formerly d/b/a DirectAmerica Corporation) since the Company's acquisition of DirectAmerica in 1995. Mr. Buchalter is Of Counsel to the California law firm of Buchalter, Nemer, Fields & Younger and previously served as Chairman of the Board and Chief Executive Officer of Standard Brands Paint Company. He is also a director of Authentic Fitness Corp.; Earl Scheib, Inc., Faroudja, Inc., City National Corp., the holding company of City National Bank, and is Vice-Chairman of the Board of Trustees of Otis College of Art and Design. Mr. Crawford is a management consultant and senior executive with Premiere Radio Networks. In addition to Mr. Lehman and the investors listed above, Mr. Weiss, Mr. Kirby, Mr. Crawford and other members of National Media's management team were part of the investor group.

     Mr. Lehman, said "the investment of millions of dollars by so many leaders in the television, radio, and electronic commerce industries, by the Members of the Board of Directors, and by our new Management team reflects both confidence in our vision of National Media and our commitment to enhancing shareholder value."

    National Media Corporation (NYSE: NM) is the world's largest publicly held direct response television company and is an innovative leader in the growing world of electronic commerce. It broadcasts more than 3.000 half-hours of programming each week, reaches 90 percent of television homes in the United States, and brings its programming to more than 370 million television households in more than 70 countries worldwide.

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to consummation of the transaction, anticipated future revenues of the Company and success of current product offerings. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward- looking statements made by or on behalf of the Company. For a description of additional risks and uncertainties, please refer to the Company's filings with the Securities and Exchange Commissions, including Forms 10-K and 10-Q.


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SOURCE National Media Corporation
-0-                             10/23/98

         /CONTACT:              Bruce Goodman, Senior Vice President of
National Media, 818-461-6510/

         /Company News On-Call: http://www.prnewswire.com/comp/604644.html or fax, 800-758-5804. ext. 604644/
(NM JCOR BCST AMFM SFXE)